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EXHIBIT 23.1

[SUTHERLAND ASBILL & BRENNAN LLP LETTERHEAD]

April 24, 2000

Board of Directors
Protective Life Insurance Company
2801 Highway 280 South
Birmingham, Alabama 35223

Directors:

    We hereby consent to the reference to our name under the caption "Legal Counsel" in the statement of additional information filed as part of post-effective amendment No. 11 to the Form N-1A registration statement for Protective Investment Company (File No. 33-71592). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,
SUTHERLAND ASBILL & BRENNAN LLP
By: /s/ DAVID S. GOLDSTEIN
David S. Goldstein

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EXHIBIT 23.1